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Exhibit 10.16

EMPLOYMENT AGREEMENT

BY AND BETWEEN

FAVRILLE, INC.

AND

JOHN G. GUTHEIL

i

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into effective as of January 6, 2005 (the "Effective Date") by and between FAVRILLE, INC., a Delaware corporation (the "Company"), and JOHN G. GUTHEIL ("Executive"). The Company and Executive are collectively referred to herein as the "Parties," and each is individually referred to herein as a "Party."

RECITALS

        A.    The Company desires assurance of the association and services of Executive in order to retain Executive's experience, skills, abilities, background and knowledge, and is willing to continue to engage Executive's services on the terms and conditions set forth in this Agreement.

        B.    Executive desires to continue in the employ of the Company on the terms and conditions set forth in this Agreement.

AGREEMENT

        In consideration of the foregoing recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

        1.    EMPLOYMENT.

          1.1    Term.    The Company hereby employs Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement. The term of this Agreement shall begin on the Effective Date and shall continue until it is terminated pursuant to Section 4 (the "Term"). On the last day of the Term, Executive shall immediately resign from all positions with the Company. Notwithstanding anything herein to the contrary, either Party may terminate Executive's employment under this Agreement at any time, with or without Cause (as defined in Subsection 4.6(b)), subject to the terms and conditions of Sections 4 and 5.

          1.2    Title.    Executive shall have the title of Vice President of Medical Affairs of the Company and shall serve in such other capacity or capacities as the Board of Directors of the Company (the "Board") may prescribe from time to time. Executive shall report to the Chief Executive Officer of the Company (the "CEO") and the Board.

          1.3    Duties.    Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and that are normally associated with the position of Vice President of Medical Affairs, consistent with the bylaws of the Company and as required by the CEO and the Board.

          1.4    Policies and Practices.    The employment relationship between the Parties shall be governed by the policies and practices established by the Company and the Board. Executive hereby acknowledges that Executive has read the Company's Employee Handbook, which, along with this Agreement, shall govern the terms and conditions of Executive's employment with the Company. In the event that the terms of this Agreement differ from or are in conflict with the Company's policies or practices or the Company's Employee Handbook, the terms of this Agreement shall control. Normal working hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

          1.5    Location.    Unless the Parties otherwise agree in writing, during the Term, Executive shall perform the services Executive is required to perform pursuant to this Agreement at the Company's offices located in San Diego, California, or at any other place the Company maintains a principal office; provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company's business.

        2.    LOYAL AND CONSCIENTIOUS PERFORMANCE; EXCLUSIVE PROPERTY.

          2.1    Loyalty.    During Executive's employment by the Company, Executive shall devote Executive's full business energies, interest, abilities and productive time to the proper and efficient performance of Executive's duties under this Agreement.

          2.2    Exclusive Property.    Executive agrees that all business procured by Executive on behalf of the Company, and all Company-related business opportunities and plans made known to Executive, while employed by the Company are and shall remain the exclusive property of the Company.

        3.    COMPENSATION OF EXECUTIVE.

          3.1    Base Salary.    The Company shall pay Executive a base salary of $226,580 per year, less payroll deductions and all required withholdings payable in regular periodic payments in accordance with Company policy. Such base salary shall be subject to annual review and prorated for any partial year of employment on the basis of a 365-day fiscal year.

          3.2    Employment Taxes.    All of Executive's compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

          3.3    Benefits.    Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible for the following standard Company benefits: medical, dental and vision insurance, as well as participation in the Company's Section 125 flexible spending plan and participation in the Company's 401(k) plan, subject to the terms of those plans. Executive also shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any executive benefit plan or arrangement which may be in effect from time to time and made available to the Company's executive or key management employees. The Company reserves the right to modify benefits from time to time as it deems necessary in its sole discretion. Executive will also be eligible for paid time off in accordance with the Company's flexible "time-off" plan. Executive will accrue flexible "time-off" at a rate of 25 days per year and will be entitled to 12 holidays per year. The Company reserves the right to modify its policies from time to time as it deems necessary in its sole discretion.

        4.    TERMINATION.

          4.1    Termination for Complete Disability.    Executive's employment with the Company shall terminate effective upon the date of Executive's Complete Disability (as defined in Subsection 4.6(a)).

          4.2    Termination by the Company.    Executive's employment with the Company may be terminated by the Company as follows:

            (a)    For Cause.    The Company may terminate Executive's employment under this Agreement at any time for "Cause" (as defined in Subsection 4.6(b)) by delivery of written notice to Executive specifying the Cause or Causes relied upon for such termination. Any notice of termination given pursuant to this Subsection 4.2(a) shall effect termination as of the date specified in such notice or, in the event no such date is specified, two business days after written notice is given to Executive.

            (b)    Without Cause.    The Company may terminate Executive's employment under this Agreement at any time and for any reason by delivery of written notice of such termination to Executive. Any notice of termination given pursuant to this Subsection 4.2(b) shall effect termination as of the date specified in such notice or, in the event no such date is specified, two weeks after written notice is given to Executive.

          4.3    Termination by Executive.    Executive may terminate Executive's employment with the Company at any time.

          4.4    Compensation upon Termination.

            (a)    Death or Complete Disability.    If Executive's employment by the Company is terminated by Executive's death or Complete Disability, the Company shall pay to Executive's heirs or Executive, as applicable, Executive's base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of such termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to Executive and/or Executive's heirs under this Agreement.

            (b)    With Cause.    If Executive's employment is terminated by the Company for Cause, the Company shall pay Executive's base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of such termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to Executive under this Agreement.

            (c)    Without Cause.    If the Company terminates Executive's employment without Cause, the Company shall pay Executive's base salary and accrued and unused vacation earned through the date of termination at the rate in effect at the time of such termination, less standard deductions and withholdings. In addition, subject to the limitations set forth in Subsection 4.5(d) and upon Executive's furnishing to the Company an effective release and waiver of claims, in substantially the form attached hereto as Exhibit A (the "Release and Waiver"), Executive also shall be entitled to:

                  i.  The equivalent of Executive's annual base salary in effect at the time of termination for a period of 9 months (the "Severance Period"), in each case, less standard deductions and withholdings, to be paid over a period of 9 months after the date of termination pursuant to the Company's standard payroll practices;

                 ii.  In the event Executive elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Company shall reimburse Executive for the same portion of Executive's COBRA health insurance premium that it paid during Executive's employment up until the earlier of either (i) the last day of the Severance Period or (ii) the date on which Executive begins full-time employment with another company, organization or business entity; and

               iii.  The accelerated vesting of the portion of any outstanding option to purchase common stock of the Company held by Executive on the date of termination that would have otherwise vested during the Severance Period, so that each such portion is vested and exercisable as of the date of termination to the extent such portion would otherwise become vested and exercisable as of the end of the Severance Period.

            (d)    Termination of Obligations.    Notwithstanding any provisions in this Agreement to the contrary, including any provisions contained in this Subsection 4.5, the Company's obligations, and Executive's rights, pursuant to Subsection 4.5(c) shall cease and be rendered a nullity immediately should Executive violate any provision of Section 2 and Section 5, or should Executive violate the terms and conditions of either Executive's Proprietary Information and Inventions Agreement or Nondisclosure Agreement with the Company.

          4.5    Definitions.    For purposes of this Agreement, the following terms shall have the following meanings:

            (a)    Complete Disability.    "Complete Disability" shall mean the inability of Executive to perform Executive's duties under this Agreement because Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when Executive becomes disabled, the term "Complete Disability" shall mean the inability of Executive to perform Executive's duties under this Agreement by reason of any incapacity, physical or mental, that the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated Executive from satisfactorily performing all of Executive's usual services for the Company for a period of at least 120 days during any 12-month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

            (b)    For Cause.    "Cause" for the Company to terminate Executive's employment hereunder shall mean the occurrence of any of the following events:

                (i)  Executive's conviction of any felony or any crime involving fraud or dishonesty;

               (ii)  Executive's participation (whether by affirmative act or omission) in a fraud, act of dishonesty or other act of misconduct against the Company and/or an Affiliate;

             (iii)  Conduct by Executive which, based upon a good faith and reasonable factual investigation by the Board, demonstrates Executive's gross unfitness to serve;

              (iv)  Executive's violation of any fiduciary duty or duty of loyalty owed to the Company and/or an Affiliate;

               (v)  Executive's breach of any material term of any material contract between Executive and the Company and/or an Affiliate;

              (vi)  Executive's violation of any material Company policy; and

             (vii)  Executive's violation of state or federal law in connection with the performance of Executive's job.

        The determination that a termination is for Cause shall be made by the Board in its sole and exclusive judgment and discretion.

        5.    CONFIDENTIAL AND PROPRIETARY INFORMATION.    Executive recognizes that Executive's employment with the Company will involve contact with information of substantial value to the Company that is not generally known in the trade and that gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions know how, strategies, marketing, and/or advertising plans or arrangements, developments, equipment, prototypes, sales, supplier, service provider, vendor, distributor and customer information, and business and financial information relating to the business, products, services, practices and techniques of the Company (hereinafter referred to as "Confidential and Proprietary Information"). Executive will at all times regard and preserve as confidential such Confidential and Proprietary Information obtained by Executive from whatever source and will not, either during Executive's employment with the Company or thereafter, publish or disclose any part of such Confidential and Proprietary Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company.

        6.    ASSIGNMENT AND BINDING EFFECT.    Neither this Agreement nor any rights or obligations hereunder shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

        7.    SURVIVAL.    Subsections 4.4(c) and 4.4(d) and Sections 5, 6, 7, 8, 9, 18 and 19 shall survive the termination of this Agreement.

        8.    NOTICES.    All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or faxed during normal business hours or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

    If to the Company:

      Favrille, Inc.
      10421 Pacific Center Court
      San Diego, CA 92121
      Phone: (858) 526-8000
      Fax: (858) 597-7040
      Attn: Chief Financial Officer

    If to Executive:

      7341 Eads Avenue
      La Jolla, CA 92037

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or three days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this Section 8.

        9.    CHOICE OF LAW.    This Agreement is made in San Diego, California. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California, excluding its conflicts of laws principles.

        10.    INTEGRATION.    Except as provided in Executive's Proprietary Information and Inventions Agreement and Nondisclosure Agreement with the Company, the Company's Amended and Restated 2001 Equity Incentive Plan, as may be amended from time to time (the "Plan") and the related Plan documents, this Agreement, including Exhibit A hereto, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Executive's employment with the Company and the termination of Executive's employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties. To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement or the Nondisclosure Agreement, the terms of such Proprietary Information and Inventions Agreement or Nondisclosure Agreement, respectively, shall control.

        11.    AMENDMENT.    This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

        12.    WAIVER.    No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

        13.    SEVERABILITY.    The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the Parties' intention with respect to the invalid or unenforceable term or provision.

        14.    INTERPRETATION; CONSTRUCTION.    The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has had the opportunity to consult with, Executive's own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel have reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

        15.    REPRESENTATIONS AND WARRANTIES.    Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive's execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

        16.    COUNTERPARTS.    This Agreement may be executed in two counterparts, each of which shall be deemed an original, both of which together shall constitute one and the same instrument.

        17.    REFERENCES.    References herein to a "Section" or a "Subsection" shall be to a Section or a Subsection, respectively, of this Agreement.

        18.    ARBITRATION.    To ensure the rapid and economical resolution of disputes that may arise in connection with Executive's employment with the Company, the Parties agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to Executive's employment, or the termination of that employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. ("JAMS"), or its successors, under the then current rules of JAMS for employment disputes; provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator's essential findings and conclusions and a statement of the award. Each Party shall be entitled to all rights and remedies that such Party would be entitled to pursue in a court of law. The Company shall pay all arbitration fees. Nothing in this Agreement is intended to prevent either Party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

        19.    TRADE SECRETS OF OTHERS.    It is the understanding of the Parties that Executive shall not divulge to the Company and/or an Affiliate any confidential information or trade secrets belonging to others, including Executive's former employers, nor shall the Company and/or an Affiliate seek to elicit from Executive any such information. Consistent with the foregoing, Executive shall not provide to the Company and/or an Affiliate, and the Company and/or an Affiliate shall not request, any documents or copies of documents containing such information.

        20.    ADVERTISING; WAIVER.    Executive agrees to permit the Company and/or an Affiliate, and persons or other organizations authorized by the Company and/or an Affiliate, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company and/or an Affiliate, or the machinery and equipment used in the provision thereof, in which Executive's name and/or pictures of Executive taken in the course of Executive's provision of services to the Company and/or an Affiliate, appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

FAVRILLE, INC.
By:	/s/ JOHN P. LONGENECKER
Name:	John P. Longenecker
Its:	Pres. & CEO
Dated:	January 6, 2005
EXECUTIVE:
/s/ JOHN G. GUTHEIL JOHN G. GUTHEIL
Dated:	January 6, 2005

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

        In consideration of the payments and other benefits set forth in Section 4 of the Employment Agreement dated January 6, 2005, to which this form is attached, I, JOHN G. GUTHEIL, hereby furnish FAVRILLE, INC., a Delaware corporation (the "Company"), with the following release and waiver ("Release and Waiver").

        In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) ("ADEA"), and the California Fair Employment and Housing Act (as amended).

        I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

        I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

        If I am less than 40 years of age upon execution of this Release and Waiver, I acknowledge that I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have five (5) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier).

1

        I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement, a copy of which is attached hereto (the "Proprietary Agreement"). Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information & Inventions Agreement.

        This Release and Waiver and the Proprietary Agreement constitute the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:

JOHN G. GUTHEIL

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EMPLOYMENT AGREEMENT BY AND BETWEEN FAVRILLE, INC. AND JOHN G. GUTHEIL